                                                                    EXHIBIT 11.1

                WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARIES

                     COMPUTATION OF (LOSS) INCOME PER SHARE

                    (In thousands, except per share amounts)
                                  (Unaudited)


                                                                      For the Three Months
                                                                         Ended March 31,
                                                                   ---------------------------
                                                                      1995             1994
                                                                      ----             ----
Weighted average shares outstanding for the period                    3,703            3,290

Dilutive effect of stock options at average market price                 56              177

Average shares for computing primary net (loss) income
per share                                                             3,759            3,467
Adjustment for dilutive effect of stock options at ending
market price                                                             --               --

Average shares for computing fully diluted net (loss)
income per share                                                      3,756            3,467
(Loss) from continuing operations                                     ($751)           ($120)

Income from discontinued operations                                      --          $   167
                                                                    -------          -------

Net (loss) income                                                    ($ 751)         $    47
                                                                    =======          =======
Net (loss) income per common share:

  Continuing operations                                              ($0.20)          ($0.03)

  Discontinued operations                                                --          $  0.04
Net (loss) income per primary share                                  ($0.20)         $  0.01
                                                                    =======          =======